VIA EMAIL TO:	October , 2012

ernd Gombert

Am Technologiepark 12

D-82229 Seefeld

(Ammersee bei Munchen)

Germany

bernd.gombert@web.de

Re:	Chief Scientist and Technical Officer
Employment Agreement - AVRA Surigical Robotics, Inc.

Dear Mr. Gombert:

AVRA Surgical Robotics, Inc. (“AVRA” or the “Company”) agrees to employ you as its Chief Scientist and Technical Officer (“CSTO”). This letter, when counter-signed by you, will constitute the terms of our agreement governing your employment (the “Agreement”).

The specific terms of your employment with the Company are as follows:

1.	Term: This Agreement shall commence on or about August 2, 2012 and shall continue thereafter for a period of 5 years, unless earlier terminated as herein provided.

2.	Compensation: Beginning on or about August 2, 2012, you will receive a base salary rate of €300,000 gross per year. This salary will be subject to annual review and increases as the Company’s board of directors deems appropriate in its sole and absolute discretion. The salary will be paid monthly. You are responsible to pay all taxes required by law.

3.	Benefits: During the term of your employment hereunder, the Company will pay for the following expenses:

(a)    Social Security, Health Insurance and Taxes: The Company will pay you a total of €15,000 per year, paid monthly at the end of each month, in full compensation to you for any Social Security assessments, health insurance and any analogous charges assessed based on income. You agree to be responsible to pay the actual amounts due.

(b)   Private Pension Fund: The Company will contribute at the end of each calendar year €48,000 gross into a private pension fund for your benefit.

Mr. Bernd Gombert	Page 2

(c)    Company Car: The Company will reimburse you for leasing an Audi Q7 or equivalent, which includes the right to use the car privately. All running costs (petrol, insurance, maintenance/repairs) will be paid by the Company. Taxes shall be paid by you.

(d)   Paid Vacation: The Company will pay you for four weeks’ vacation per year.

(e)    Other Expenses: In accordance with any rules and policies established from time to time for its officers and employees, AVRA will reimburse you for business expenses reasonably incurred in the performance of your duties. You are authorized to incur reasonable business expenses for promoting the business of AVRA, including reasonable expenditures for travel, lodging, meals, and client or business associate entertainment. Requests for reimbursement for such expenses must be accompanied by appropriate documentation.

(f)    Disability Insurance: The Company will provide, by insurance or otherwise, continued base salary for up to twelve months in the event you are disabled because of serious illness or accident. To the extent the Company provides additional benefits to all executives for life, accidental death, dismemberment and disability, by insurance, you will receive those benefits as well.

(g)	Severance Benefits: In the event the Company terminates you as an executive during the initial two years of your employment, you will be entitled to severance pay for six months at your base salary rate, plus accrued benefits, including all vested stock options. Thereafter, severance will be paid for twelve months at the base salary rate, plus accrued benefits.

(h)	Long-Term Equity Compensation: Equity compensation for executives may be in the form of shares of stock, or options to purchase shares of stock or both. You will be entitled to options or shares, or both, made under a long-term equity compensation plan that the Company intends to adopt.

4.	Confidentiality; Non-Solicitation: You acknowledge that AVRA possesses confidential information that is peculiar to the businesses in which AVRA is or may be engaged. You hereby affirm that such confidential information is the exclusive property of AVRA and that AVRA has proprietary interests in such Confidential Information. You will use confidential information solely for the purpose of performing your duties on behalf of AVRA and for no other purpose, and you will not disclose confidential information to any other person, except to AVRA’s officers as part of your duties as CSTO, or use it to the detriment of AVRA. At the end of your employment, you agree to return to AVRA all confidential information in your possession. If you terminate your employment with AVRA, you agree that for a two-year period thereafter, you will not own, manage or control any business that competes with AVRA, its subsidiaries and affiliates. If AVRA terminates your employment, the non-compete period will then be co-extensive with the number of months for which you are entitled to severance pay.

5.	Termination: Your employment may be terminated by your resignation, discharge by Company or death. When your employment ends, you will be entitled to unpaid accrued salary and benefits to the date of termination. No salary or benefits will accrue after termination.

Mr. Bernd Gombert	Page 3

6.	Governing Law: This Agreement will be governed by and construed in accordance with the law of the State of New York without giving effect to the rules of conflicts of law.

7.	Successors; Binding Agreement: AVRA and you agree that any successor company may assume and agree to perform this Agreement in the same manner that AVRA is required to perform if no succession had taken place, such as the planned merger of AVRA into a public company.

8.	Entire Agreement: This Agreement embodies the entire understanding and agreement between the parties concerning the subject matter hereof. It may not be changed, except by a writing signed by both parties.

9.	Severability: If any provision, or portion thereof, of this Agreement, or its application to any party or circumstances, shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement, such provision and their application shall not be affected thereby, but shall be interpreted without such unenforceable provision or portion thereof so as to give effect, insofar as is possible, to the original intent of the parties, and shall otherwise be enforceable to the fullest extent permitted by law.

[Remainder of this Page Intentionally Left Blank]

Mr. Bernd Gombert	Page 4

If this letter accurately reflects your understanding of our employment agreement, please indicate your acceptance of the aforementioned terms by signing your name in the space below and return one fully-executed copy of this letter to the Company within ten (10) business days.

We look forward to working with you.

Very truly yours,

AVRA SURGICAL ROBOTICS, INC.

By:
Jared B. Stamell Vice President and General Counsel

AGREED TO AND ACCEPTED:

The undersigned hereby agrees to and accepts the terms of the offer set forth above.

Bernd Gombert